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                                                                    EXHIBIT 5.01




June 6, 1997

CyberGuard Corporation
2101 West Cypress Creek Road
Fort Lauderdale, Florida 33309

Gentlemen:

We are acting as counsel to CyberGuard Corporation, a Florida corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement"), filed by the Company under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations thereunder, relating to the registration of 1,728,310 shares (the "Shares") of Common Stock, par value $.01 per share, of the Company. The Shares are to be issued by the Company upon the exercise of certain options to purchase Common Stock (the "Options"), including 1,050,000 such options granted and to be granted to certain employees or directors of the Company pursuant to the Company's Stock Incentive Plan (the "Plan") and 628,310 options to purchase Common Stock ("Non-plan Options") granted outside the Plan.

As such counsel, we have participated in the preparation of the Registration Statement, and have reviewed the corporate proceedings in connection with the adoption of the Plan and the granting of the Non-plan Options and have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all such corporate records, documents, agreements and instruments relating to the Company, and certificates of public officials and of representatives of the Company, and have made such investigations of law, and have discussed with representatives of the Company and such other persons such questions of fact, as we have deemed proper and necessary as a basis for rendering this opinion.

Based on and subject to the foregoing, we are of the opinion that the Shares are duly authorized and, upon issuance in connection with the exercise of the Options in accordance with the terms of the Plan against payment of the exercise price therefor (as applicable), or the issuance of Non-plan Options pursuant to the terms of the Non-plan Options, will be, assuming no change in the applicable law or pertinent facts, and assuming sufficient authorized capital at the time of exercise, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                                      Very truly yours,

                                                      /S/ HOLLAND & KNIGHT LLP